Exhibit 10.87

Confidential Treatment Requested

With Respect to Certain Portions

Denoted with “**”

AMENDMENT TO LICENSE AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of July 15, 2005 to the License Agreement made and entered into as of August 1, 2003, as amended from time to time (the “Agreement”), by and between Senetek PLC, an English corporation with its corporate headquarters located at 620 Airpark Road, Napa, California 94558 (“Senetek”), and Valeant Pharmaceuticals International, a Delaware corporation with its corporate headquarters located at 3300 Hyland Avenue, Costa Mesa, California 92626 (“Licensee”). Capitalized terms used herein and not otherwise defined are used with the meanings ascribed to them in the Agreement.

In consideration of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

1. Definitions. Section 1.3 of the Agreement is deleted in its entirety and Sections 2.3, 4.1.3 and 4.1.5 are amended by deleting from each the phrase “in the Authorized Channel.” Section 1.19 of the Agreement is amended to read in its entirety as follows:

“1.19 “Products” means all products containing kinetin or zeatin for human use.”

Section 1.22 of the Agreement is amended to read in its entirety as follows:

“1.22 “Territory” means all countries worldwide.”

2. Grant of License. Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

“2.1 Grant of License. Senetek hereby Grants to Licensee during the Term an exclusive license in the Territory (subject to the licenses set forth on Exhibit A to this agreement as they exist on the date of this Amendment (the “Existing Agreements”), which Senetek shall use commercially reasonable efforts to terminate in the event of an event giving rise to a right of Senetek to terminate without liability, or in the absence of any such termination right, which Senetek shall allow to expire without renewal), under the Intellectual Property and the Know-How to manufacture, distribute, market, use and sell Products, and to use the Documentation and Senetek’s Confidential Information to do so.”

3. Exclusivity. Section 2.2 of the Agreement shall be amended to read in its entirety as follows:

“2.2 Exclusivity. But for the Existing Agreements, which will be terminated or allowed to expire as provided in Section 2.1 above, Senetek agrees that for a period of five (5) years commencing on August 1, 2005 and ending on July 31, 2010, subject to possible extension as provided in Section 3.12, Senetek shall not grant a license to any third party to manufacture, use, sell or promote, and shall not manufacture, sell or promote, any product containing kinetin or zeatin for human use in the Territory, provided that for a period of six (6) months following the execution of this Amendment Senetek shall be permitted to exhaust its Kinetin Plus Age Defiant® products, packaging and componentry it has in inventory as of the date of this Amendment (the “Exclusivity Right”). Notwithstanding the foregoing, Licensee agrees to give reasonable consideration to such candidates for sub-licensing and distribution agreements as Senetek may propose to Licensee from time to time, including by involving Senetek in introductory meetings and communications with such third parties as appropriate, provided that Licensee shall have the sole right, for any reason or no reason, to decline to enter into any such agreement and sole discretion to establish the terms of any such agreement, and provided further that, unless otherwise agreed by the parties, Senetek’s sole compensation in the event Licensee shall enter into any such agreement shall be its rights to Minimum Payments provided for under Section 3.12 and any royalty payments provided for under Section 3.11 with respect to Net Sales generated by such agreement.”

4. First Offer. The words “including Zeatin” in the first sentence of Section 2.3 shall be replaced with “not licensed hereunder”.

5. No Other Rights. Section 2.4 of the Agreement shall be amended to read in its entirety as follows:

“2.4 No Other Rights. It is expressly understood that this Agreement grants no rights to Licensee except those express rights set forth in this Article 2. Without limiting the foregoing, it is understood and agreed that Licensee has no right pursuant to this Agreement to, and shall not, (i) manufacture, have manufactured, use or sell any Product otherwise than pursuant to the terms of this Agreement, or (ii) acquire or assert any co-ownership or other proprietary interest in any of the Intellectual Property by virtue of its manufacture, packaging, marketing or sale of Products. Upon any termination or expiration of this Agreement, Licensee shall have no right of any kind with respect to the Intellectual Property, Know –How, Documentation or Senetek Confidential Information other than to complete the sale of Product then lawfully in its possession (including work in process) on the date of such termination or expiration, provided that Licensee pays all amounts due with respect thereto. Except as expressly provided in this Agreement, including Section 3.7, nothing in this Agreement shall diminish Licensee’s rights in any patent, trademark or other intellectual property that it may have or develop during the Term of this Agreement or the Distribution Agreement between Licensee and Carme dated October 23, 1998.

6. Royalty Due on Net Sales. Section 3.11 of the Agreement shall be amended to read in its entirety as follows:

“3.11 Royalty Due on Net Sales of Products. In any Contract Year in which Licensee’s Net Sales of Products exceed the following thresholds, Licensee will pay a royalty of ** percent (**%) of the Net Sales exceeding such threshold:

2006	$35 Million
2007	$41 Million
2008 – 2010	$47 Million

In the event Net Sales do not exceed the applicable threshold, Licensee’s sole payment to Senetek with respect to any given Contract Year shall be the Minimum Payment amounts set forth in Section 3.12. In the event the parties extend the term of the Exclusivity Right as provided in Section 3.12(ii) below, the Net Sales threshold for each Contract Year during such additional period shall be as agreed by the parties. The parties acknowledge and agree that in consideration of previous payments, Licensee shall be entitled to a royalty credit of $250,000 per quarter until the end of 2012.”

7. Minimum Payments. Section 3.12 of the Agreement shall be amended to read in its entirety as follows:

“3.12 Minimum Payments.

(i) Subject to Section 3.14, Licensee shall make Minimum Payments of $6 Million Dollars in Contract Year 2006, $7 Million Dollars in Contract Year 2007 and $8 Million Dollars in each of Contract Year 2008 through 2010. Such payments shall be made in equal quarterly installments no later than 30 days following the end of the relevant Calendar Quarter and shall be reduced by the royalty credit provision reflected in Section 3.11. Such payments shall be made irrespective of the amount of the Net Sales of Products in any such Contract Year.

(ii) Licensee may extend the Exclusivity Right as to all Products by giving notice on or before March 31, 2009. In such case, the Exclusivity Right shall continue for an additional five (5) year period, and Licensee’s Minimum Payments for each Contract Year during such period shall continue at the rate in effect in Contract Year 2010. In the event Licensee elects not to so extend its Exclusivity right for a second five (5) year period, or has so extended but such second five (5) year period has expired, this Amendment shall become null and void effective as of such date (without prejudice to the final Contract Year’s payments) and the terms of the Agreement shall revert to those in existence immediately prior to the execution of this Amendment. Notwithstanding the foregoing, if Licensee gives notice on or before March 31, 2010 that it wishes to extend the Exclusivity Right only as to Products containing zeatin, the parties shall promptly commence good faith negotiations with respect to the Minimum Payments, royalty threshold, duration and other terms of such extension, having reference to the commercial experience of Products containing zeatin during the initial period of the Exclusivity Right. In the event the parties reach agreement with respect thereto, the Exclusivity Right as to Products containing zeatin shall continue on the terms agreed and as respects all other Products this Amendment shall become null and void effective as of such date (without prejudice to the final Contract Year’s payments) and the terms of the Agreement with respect to such Products shall revert to those in existence immediately prior to the execution of this Amendment. In the event the parties are unable in good faith to reach agreement with respect thereto by July 31, 2010 (or such later date as the parties may agree), this Amendment shall become null and void effective as of such date (without prejudice to the final Contract Year’s payments) and the terms of the Agreement shall revert to those in existence immediately prior to the execution of this Amendment.

8. Infringement.

(i) Section 8.1 shall be amended by inserting a new third sentence between the current second and third sentences that shall read:

“In the event Senetek takes action to prevent or stop any ongoing infringement relating to the Intellectual Property at the request of Licensee and the expense related to such activity is not reimbursable pursuant to Senetek’s Intellectual Property enforcement insurance policy, if any, Licensee shall reimburse fifty percent (50%) of such non-reimbursable amounts incurred in accordance with a pre-approved budget. Senetek shall have sole discretion whether to maintain such insurance coverage in effect.”

(ii) Section 8.2 shall be amended to read in its entirety as follows:

“8.2 Any recovery by either party as a result of any claim, demand, litigation or other action contemplated by Section 8.1 or any settlement thereof shall first be applied to reimburse the underwriter of any Senetek Intellectual Property enforcement insurance policy that may have applied to the same, and then shall be used to reimburse each party for the reasonable costs of the action borne by such party (or, if the recovery is less than the aggregate reasonable costs of such action, shall be distributed between the parties in proportion to the reasonable costs of the action borne by each of the parties). If Senetek shall have taken action to restrain infringement of its Intellectual Property or otherwise enforce its rights as provided in Section 8.1, the remaining amount, if any, shall be divided evenly between the parties, or if Senetek shall not have taken such action and Licensee shall have taken the same as provided in Section 8.1, any damages or settlement based upon or measured by defendant’s infringing sales or plaintiff’s lost sales shall be retained by Licensee but added to Licensee’s Net Sales for the Calendar Quarter in which such amount is received, and any damages or settlement reflecting punitive or exemplary damages shall be retained by Licensee and not added to Licensee’s Net Sales.”

9. Termination. The last two sentences of Section 9.2 are hereby deleted; Section 9.4 is hereby deleted in its entirety.

10 Termination of Amendment. In the event any law or government regulation prohibits the sale of the Product(s), Licensee may terminate this Amendment by paying a termination fee of $10,000,000 and forgiving any remaining Royalty Credit as identified in Section 3.11. In such case the terms of the Agreement shall revert to those in existence immediately prior to the execution of this Amendment.

11. No Further Amendments. Except as amended by this Amendment, the Agreement shall not be deemed to have been modified or affected hereby in any respect, and as amended hereby, the Agreement shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, the parties intending to be legally bound have executed this Amendment, effective as of the date first set forth above.

Senetek PLC		Valeant Pharmaceuticals International

By:	/s/ FRANK J. MASSINO	By:	/s/ TIMOTHY TYSON

Name:	Frank J. Massino	Name:	Timothy Tyson

Title:	Chairman & CEO	Title:	CEO

Exhibit A

Name Of Licensee	Market/Territory
Age Advantage Laboratories, Inc.	Non Exclusive to the Salon Channel - sales to day, resort, and travel related spas, beauty salons. The Prestige Channel department stores and high end perfumeries. The Natural Products Channel - natural and health product retailers. USA and such other country or countries as the parties may agree.

NOTE: The Termination Date is upon expiration of the last to expire of the patents.

NOTE: Currently we are aggressively pursuing to terminate this agreement due to non payment of royalties due.

Allure Cosmetics DermaQuest	Non-Exclusive to the Salon, Esthetician, Direct Response, and Natural Product Channels (Health Food Stores and Spas) worldwide.

NOTE: The Termination Date is upon expiration of the last to expire of the patents.

The Body Shop (BUTH-NA-BOD-HAIGE, INC.)

Exclusive to the Alternative Channel in North America (USA, Canada, Mexico & Caribbean), South America, Europe, Australia and Asia & allows all other geographical territories where The Body Shop expands its operations.

Body Shop Stores, Catalog, and website; non-physician Spas.

NOTE: 10 years from effective date of the contract. The effective date of the agreement was May 26, 2000.

NOTE: Based upon launches in various territories contract would be effective through December 31, 2013.

Enprani Co., Ltd.	Exclusive to the Prestige channel in Korea (Cosmetics Specialty Stores and Perfumeries).

NOTE: The contract is automatically renewed on a one year basis unless either party gives the other party a written notice to terminate 90 days before the end of the relevant Contract Year.

NOTE: Senetek will effectively give notice 90 days before the end of the current contract year.

Ferrosan A/S

Non Exclusive to the Mass Market Channel - sales to pharmacies and all mass market retail outlets. The Prestige Channel - department stores and spas.

The Natural Products Channel, natural and health product retailers.

Non Exclusive to the Ethical Channel in territories where Valeant does not currently have exclusivity. Sales to physicians, clinics, HMOs and pharmacies.

The Direct to Consumer Channel - direct to consumers. Worldwide.

NOTE: The Termination Date is upon expiration of the last to expire of the patents.

Lavipharm S.A.	Ethical channel in Greece and Cyprus (Pharmacy Sales, physician, etc.). (Predates Valeant’s Exclusivity Agreement). Right to expand to other countries where Valeant does not have exclusivity.

NOTE: The Termination Date is upon expiration of the last to expire of the patents.

Med-Beauty AG	Exclusive to the Salon Esthetician channel in Switzerland & Austria and a Non-Exclusive basis to the Salon Esthetician channel in Germany and the Federation of Russia.

NOTE: Initial contract term of 5 years and renewal term is tied to the patent termination date within the specific territory.

OFRA	Non Exclusive rights for the professional beauty market (salons, spas, beauty supplies & distributors dealing with these customers), direct sales, retail sales, chain store sales and export market.

NOTE: Mutual accord reached in 2003 for Kinetin patent infringement by OFRA. OFRA agreed to take their existing Kinetin based product off the market and to relaunch new Kinetin based SKUs that meet the Senetek bioavailability and permeation testing standards, no products launched or approved to date.

NOTE: The Termination Date to be expiration of the last to expire of the patents.

Osmotics Corp.	Non-Exclusive worldwide to the Prestige Channel. (Department Stores and and High End perfumeries).

NOTE: The Termination Date is upon expiration of the last to expire of the patents.

Panion & BF Biotech Inc.

Non-Exclusive to the Ethical channel in Taiwan and Hong Kong.

(Hospitals, Clinics, Doctor’s Pharmacies, and drug stores) and the prestige market channel of sales to department stores, cosmetic stores and specialty stores that sell to consumers at retail prices significantly higher than the “mass market”, the esthetician market channel of sales to skincare salons and resort, day and other beauty and health spas for use by estheticians and resale to clients, and the direct television channel of sales to television media that resell to viewers and sales to viewers who purchase through the media of infomercials and home shopping channels.

Republic of China, Philippines, Thailand, Malaysia, Singapore, current & future member countries of ASEAN, Republic of Korea (except for the prestige channel in Korea).

NOTE: The Termination Date is upon expiration of the last to expire of the patents.

pH Advantage	Non-Exclusive to the Prestige, Salon/Spa and Direct to Consumer Channels comprised of live and recorded network and cable television such as commercials or programming on stations (such as commercials or programming on stations such as QVC and The Home Shopping Channel), program length commercials for broad on cable television, and consumer-directed telemarketing, direct mail and print marketing.

NOTE: The Termination Date is upon expiration of the last to expire of the patents.

Revlon Consumer Products Corp.

Non Exclusive to the Mass channel Worldwide plus JC Penney and “Category Killers” such as Ulta 3 and Cosmetic Plus.

Non Exclusive basis to Perfumeries and department stores for South America, Central America, Mexico, Puerto Rico, Europe, China, Indonesia, Malaysia, Thailand, Philippines, Singapore, Vietnam, South Africa, Australia, New Zealand, Israel, Hong Kong & Taiwan.

NOTE: The Termination Date is upon expiration of the last to expire of the patents.

Vivier Pharma Inc.	Ethical Channel in the US & Canada. (Predates Valeant’s exclusivity agreement)

NOTE: Term ending at the end of the fifth contract year (2008), unless extended by agreement of the parties.